EXHIBIT 99.1
500 Linden Oaks
Rochester, New York 14625

FOR IMMEDIATE RELEASE

CONTACT:
Tracy Bagatelle-Black	Tim Ryan
Bagatelle-Black Public Relations	Trout Group Investor Relations
661/263-1842	646/378-2924
tracy@bagatelleblack.com	tryan@troutgroup.com

VIRTUALSCOPICS REPORTS THIRD QUARTER 2007 RESULTS
First Nine Months of 2007 Revenues Increased 17% over Comparable Period in 2006

ROCHESTER, NY - November 8, 2007 - VirtualScopics, Inc. (VSCP), a leading developer of image-based biomarker solutions for the pharmaceutical, biotechnology and medical device industries, today announced that revenues for the first nine months of 2007 rose to nearly $4.2 million, a 17% increase over the prior year’s comparable period. Revenues for the quarter ended September 30, 2007 were nearly $1.4 million, compared to less than $1.3 million in the third quarter ended September 30, 2006.

Gross margin was 35% for the first nine months of 2007 compared to 43% in 2006. Net loss for the first three quarters of 2007 was $3,213,908 compared to a loss of $3,183,368 in the first three quarters of 2006. The loss per share was $0.14 for the nine months ended September 30, 2007 and 2006.

“While we delivered double digit year-over-year revenue growth in the first nine months of 2007, the third quarter was impacted by two large contracts that were cancelled earlier in the year due to technical and business issues unrelated to our offerings,” said Jeff Markin, president and CEO of VirtualScopics. “Although we planned for stronger revenue growth in the third quarter, we are very encouraged by the demand we’ve experienced recently from new and existing customers, as evidenced by our announcement related to 2007 contract signings and awards earlier this week. We are focused on expanding our sales team to allow for continued expansion of our customer base and sales pipeline which we believe will deliver strong revenue growth into the foreseeable future.”

The company will hold a conference call on Friday, November 9, 2007 at 11 a.m. EDT to discuss these results. Interested participants should call 877-407-8031 when calling within the United States or 201-689-8031 when calling internationally. There will be a playback available until December 9, 2007. To listen to the playback, please call 877-660-6853 when calling within the United States or 201-612-7415 when calling internationally. For the replay, please use account number: 286, conference ID number: 261052.

About VirtualScopics, Inc.
VirtualScopics, Inc. is a provider of advanced medical image analysis services.  The company evolved from research first carried out at the University of Rochester Medical Center and School of Engineering.  VirtualScopics has created a suite of image analysis tools used in detecting and analyzing specific structures in volumetric medical images, as well as characterizing minute changes in structures over time, providing vital information to support clinical trials and diagnostic applications.  The firm’s proprietary software algorithms can assemble hundreds of separate medical images taken during an MRI session into a single, three-dimensional model, bringing a new and previously unobtainable source of data to clinical researchers.  For more information about VirtualScopics, visit www.virtualscopics.com.

###
Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the Company’s investment in infrastructure and new customer contract signings in 2007, awards of anticipated contracts and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: the risk of cancellation or delay of customer contracts such that the Company will not realize any or all of the revenue provided for under such contracts; the risk that the Company may not reach final agreement with customers for awards of anticipated contracts; the risk that the Company’s services may not achieve market acceptance; and, risks of contract performance. All forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update such forward-looking statements.

-Financial tables to follow-

VirtualScopics, Inc. and Subsidiary
Condensed Consolidated Balance Sheet (unaudited)

September 30, 2007
Assets

Current assets
Cash and cash equivalents	$2,672,366
Restricted cash	337,500
Accounts receivable	831,291
Prepaid expenses and other assets	268,931
Total current assets	4,110,088
Restricted cash	80,000
Patents, net	1,958,161
Property and equipment, net	584,602
Other assets	311,199
Total assets	$7,044,050

Liabilities and Stockholders' Equity

Current liabilities
Notes payable, current portion	$20,544
Dividends payable	12,567
Accounts payable and accrued expenses	554,380
Accrued payroll	382,874
Unearned revenue	247,291
Total current liabilities	1,217,656

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
8,400 shares designated Series A; 4,001 issued and outstanding;
liquidation preference $1,000 per share	4
6,000 shares designated Series B; 4,350 issued and 2,175 outstanding;
liquidation preference $1,000 per share	2
Common Stock, $0.001 par value; 85,000,000 shares authorized;
23,126,021 shares issued and outstanding	23,126
Additional paid-in capital	13,281,109
Accumulated deficit	(7,477,847)
Total stockholders' equity	5,826,394
Total liabilities and stockholders' equity	$7,044,050

VirtualScopics, Inc. and Subsidiary
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$1,370,021	$1,275,705	$4,184,713	$3,561,969
Cost of services	963,076	695,095	2,731,434	2,022,391
Gross profit	406,945	580,610	1,453,279	1,539,578

Operating expenses:
Research and development	336,687	251,526	1,124,606	795,115
Sales and marketing	150,504	150,774	555,783	539,496
General and administrative	778,519	1,060,575	2,729,634	3,167,509
Depreciation and amortization	126,673	121,412	362,878	344,612
Total operating expenses	1,392,383	1,584,287	4,772,901	4,846,732
Operating loss	(985,438)	(1,003,677)	(3,319,622)	(3,307,154)
Other income (expense)
Interest income	22,108	54,760	114,644	135,876
Other expense	(5,699)	(1,710)	(8,930)	(12,090)
Total other income	16,409	53,050	105,714	123,786
Net Loss	$(969,029)	$(950,627)	$(3,213,908)	$(3,183,368)

Net loss per share
Basic and diluted	$(0.04)	$(0.04)	$(0.14)	$(0.14)
Weighted average shares used in computing net loss per share
Basic and diluted	23,111,021	22,449,433	23,028,715	22,079,452